Exhibit II.(1)-2

SUNDAY Communications Limited (Incorporated in the Cayman Islands with limited liability) (Stock Code: 0866)

NOTICE OF EXTRAORDINARY GENERAL MEETING

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of SUNDAY Communications Limited (the “Company”) will be held at 3:00 p.m. on Thursday, 30 November 2006, in the Conference Room, 14th Floor, PCCW Tower, TaiKoo Place, 979 King's Road, Quarry Bay, Hong Kong, to consider and, if thought fit, approve, with or without modifications, the following resolutions of which resolution no. 1 is intended to be proposed as an ordinary resolution, and resolutions nos. 2 and 3 inclusive are intended to be proposed as special resolutions:

ORDINARY RESOLUTION

1.	THAT:

	(a)	the offer letter from PCCW Limited (“PCCW”) to the Company dated 25 September 2006 as supplemented by a letter from the Company to PCCW and a letter from PCCW to the Company each dated 27 September 2006 and further letters from the Company to PCCW and from PCCW to the Company each dated 19 October 2006 (all those letters dated 25 September 2006, 27 September 2006 and 19 October 2006 being referred to herein collectively as the “Offer Letter”), a copy of each of which has been produced to this extraordinary general meeting (“EGM”) marked “A” and signed by the chairman of this EGM (the “EGM Chairman”) for the purpose of identification, and the transactions contemplated thereby including the reorganisation of the Company's operating subsidiaries under SUNDAY Holdings (Hong Kong) Corporation (“SUNDAY Holdings”) and the sale of the entire issued share capital of SUNDAY Holdings to PCCW or any of its subsidiaries designated by it for an aggregate consideration of HK$1,943,500,000 to be settled partly in cash as to HK$401,500,000 and partly by a promissory note in the principal amount of HK$1,542,000,000 to be issued by PCCW and having the terms described in the Offer Letter, be and are hereby approved;

	(b)	the agreed form of the sale and purchase agreement to be entered into between the Company, CAS Holding No. 2 Limited as purchaser and PCCW to implement the transactions contemplated by the Offer Letter (the “Sale and Purchase Agreement”) , a copy of which has been produced to this EGM marked “B” and signed by the EGM Chairman for the purpose of identification, and the transactions contemplated thereby be and are hereby approved; and

	(c)	the board of directors of the Company (the “Board”) be and is hereby authorised to accept the offer contained in the Offer Letter and to authorise any one or more director(s) of the Company (“Director(s)”) to execute on behalf of the Company (under hand or under seal) the Offer Letter, the Sale and Purchase Agreement and all other documents contemplated by the Offer Letter and/or the Sale and Purchase Agreement or considered by the Director(s) to be necessary or desirable to be entered into in connection with the transactions contemplated by the Offer Letter and/or the Sale and Purchase Agreement and to do all such acts and things as may be necessary or desirable to implement or give effect to the terms of the Offer Letter, the Sale and Purchase Agreement and the transactions contemplated thereby (including, without limitation, exercising or enforcing any rights thereunder) and to make and agree such variations, amendments or modifications (if any) to the terms of the Offer Letter and/or the Sale and Purchase Agreement and the transactions contemplated thereby as the Director(s) may consider to be desirable, necessary or appropriate and in the interests of the Company.

SPECIAL RESOLUTIONS

2.	THAT, subject to the passing of resolution no. 1 above and resolution no. 3 below and completion of the transactions contemplated by those resolutions and upon and subject to recommendation of the Board:

	(a)	subject to all necessary governmental and regulatory consents, the continuance of the Company as a business company under the laws of the British Virgin Islands (“BVI”) and the discontinuance of the

Company by way of deregistration as a company under the laws of the Cayman Islands be and are hereby approved and that the Board be and is hereby authorised to authorise any one or more Director(s) to take all actions on behalf of the Company which the Director(s) consider to be necessary or desirable, and execute and deliver any and all documents on behalf of the Company which the Director(s) consider to be necessary or desirable (including, without limitation, any documents to be delivered to the Registrar of Corporate Affairs in the BVI and/or to the Registrar of Companies in the Cayman Islands), in order to effect, or in connection with, the continuance of the Company as a business company under the laws of the BVI and the discontinuance of the Company by way of de-registration as a company under the laws of the Cayman Islands;

(b)	effective upon continuance of the Company as a business company under the laws of the BVI, the draft memorandum of association submitted to this EGM marked “C” and for the purpose of identification signed by the EGM Chairman, with or without amendment, be and is hereby approved and adopted as the memorandum of association of the Company in substitution for and to the exclusion of the existing memorandum of association of the Company;

(c)	effective upon continuance of the Company as a business company under the laws of the BVI, the draft regulations contained in the printed document submitted to this EGM marked “D” and for the purpose of identification signed by the EGM Chairman, with or without amendment, be and are hereby approved and adopted as the articles of association of the Company in substitution for and to the exclusion of the existing articles of association of the Company;

(d)	any Director, or any two Directors if the affixation of the common seal of the Company is necessary, be and is/are hereby authorised on behalf of the Company to do all such acts, deeds and things and to effect all necessary or desirable actions and execute and deliver any and all necessary or desirable documents (including, without limitation, any documents to be delivered to the Registrar of Corporate Affairs in the BVI and/or the Registrar of Companies in the Cayman Islands) with such modifications and/or amendments (if any) as he/she/they may consider necessary or desirable, in order to effect, implement and complete the transactions and other matters contemplated by this resolution no. 2 and/or as described in or contemplated by the circular of the Company dated 7 November 2006 (the “Circular”), a copy of which is tabled at the EGM marked “E” and initialled by the EGM Chairman for the purpose of identification, as the Director(s) may, in his/her/their absolute discretion, deem fit in the best interests of the Company;

(e)	subject to completion of the De-registration and Continuance (as defined in the Circular), a distribution of HK$0.65 per share of HK$0.10 each in the capital of the Company to those shareholders whose names appear on the register of members of the Company on the date falling three Hong Kong business days (meaning any day other than Saturday on which banks in Hong Kong are open for business to the general public) after the last day of trading in the Company's shares on the Main Board of The Stock Exchange of Hong Kong Limited prior to the withdrawal of the listing of the Company's shares contemplated by resolution no. 3 set out in the notice of this EGM, (or on such other date as may be determined by the Board), such distribution to be paid and satisfied by:

(i) the distribution in specie of the promissory note in the principal amount of HK$1,542,000,000 to be issued by PCCW Limited and received by the Company on completion of the sale of SUNDAY Holdings (Hong Kong) Corporation (“SUNDAY Holdings”) contemplated by resolution no. 1 set out in the notice of this EGM, to PCCW Mobile Holding No. 2 Limited in respect of the aggregate number of 2,372,672,256 shares of HK$0.10 each of the Company held or beneficially owned by PCCW Mobile Holding No. 2 Limited; and

(ii) the payment in cash of an amount of HK$0.65 per share in respect of each share of HK$0.10 each of the Company held by the other shareholders of the Company (being an aggregate number of 617,327,744 shares);

be and are hereby approved and such distribution may be paid from any available reserve account of the Company and/or from the Company's share premium and/or share capital accounts and/or any other account lawfully available therefor the Director(s) be and is/are hereby authorised to do all such acts, deeds and things and to effect all actions and execute and deliver any and all documents on behalf of the Company as he/she/they may consider necessary or desirable, with such modifications and/or amendments (if any) as he/she/they may consider necessary or desirable, in order to effect, implement and complete the distribution contemplated by this resolution no. 2; and

	(f)	the Board be and is hereby authorised to recommend and proceed with the transactions and matters contemplated by the foregoing provisions of this resolution no. 2.

3.	THAT, subject to the passing of resolution no. 1 set out in the notice of this EGM and completion of the transactions contemplated by that resolution, the proposed voluntary withdrawal of the listing of the Company's shares on the Main Board of The Stock Exchange of Hong Kong Limited be and is hereby approved and any Director(s) be and is/are hereby authorised to execute such documents, make such applications and submissions and do all such acts, deeds or things on behalf of the Company which the Director(s) consider(s) to be necessary or desirable in connection with the voluntary withdrawal of the listing of the Company's shares on the Main Board of The Stock Exchange of Hong Kong Limited, and all the documents signed by the relevant Director(s) on behalf of the Company in such connection be and are hereby approved, confirmed and ratified.

By Order of the Board SUNDAY Communications Limited Alexander Anthony Arena Chairman

Hong Kong
7 November 2006

Notes:

1.	A shareholder entitled to attend and vote at this extraordinary general meeting is entitled to appoint one or more than one proxies to attend and vote instead of him/her. A proxy need not be a shareholder.

2.	In order to be valid, the form of proxy together with any power of attorney or other authority (if any) under which it is signed, or a certified copy of such power of attorney or authority, must be deposited with Computershare Hong Kong Investor Services Limited, the Hong Kong branch share registrar of the Company, at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wan Chai, Hong Kong, not less than 48 hours before the time appointed for holding this extraordinary general meeting or any adjournment thereof.

3.	Completion and return of the form of proxy shall not preclude a shareholder from attending and voting in person at this extraordinary general meeting (or any adjourned meeting thereof) and, in such event, the form of proxy shall be deemed to be revoked.

4.	Where there are joint registered holders of any share in the Company, any one of such joint registered holders may vote at this extraordinary general meeting, either personally or by proxy, in respect of such share as if he/she were solely entitled thereto; but if more than one of such joint registered holders are present at this extraordinary general meeting personally or by proxy, the most senior shall alone be entitled to vote in respect of the relevant joint registered holding and, for this purpose, seniority shall be determined by reference to the order in which the names of the joint registered holders stand on the register of members of the Company in respect of the relevant joint registered holders.

As at the date of this announcement, the directors of the Company are as follows:

Executive Directors:
Alexander Anthony Arena (Chairman);
Chan Kee Sun, Tom; Chan Wing Wa; Chow Ding Man; Hui Hon Hing, Susanna

Independent Non-executive Directors:
John William Crawford; Henry Michael Pearson Miles; Robert John Richard Owen